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                                                                       Exhibit A

                    BANCOLOMBIA, CONAVI AND CORFINSURA MERGER

--------------------------------------------------------------------------------
This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
--------------------------------------------------------------------------------

In accordance with Resolution 571 of July 14, 2005, issued by the Superintendency of Securities (Superintendencia de Valores), BANCOLOMBIA and CORFINSURA hereby disclose certain aspects of the spin-off process of CORFINSURA and the subsequent merger of BANCOLOMBIA, CONAVI and CORFINSURA (post spin-off).

TIMELINE OF SPIN-OFF AND MERGER:
-------------------------------

As previously disclosed, CORFINSURA expects to formalize its partial spin-off on July 29, 2005, and the merger of BANCOLOMBIA, CONAVI and CORFINSURA (post spin-off) is expected to be formalized on the following day, July 30, 2005.

Also in accordance with Resolution 571, trading of CORFINSURA shares on the Colombian Stock Exchange (Bolsa de Valores de Colombia) will be suspended beginning on the fifth business day before the date of the spin-off. Consequently, trading of CORFINSURA shares will be suspended on the Colombian Stock Exchange starting July 22, 2005.

Considering that the merger will take place on the day following the spin-off, trading of CORFINSURA shares will not be resumed once trading of those CORFINSURA shares is suspended on the Colombian Stock Exchange, because CORFINSURA will dissolve without being liquidated by virtue of the merger.

The business day following the merger, August 1, 2005, will mark the beginning of the three-month period established for the exchange of shares as a result of the merger. In accordance with the Merger Agreement approved at the General Shareholders Meetings of BANCOLOMBIA, CONAVI and CORFINSURA, shareholders of CONAVI and CORFINSURA will have a period of three months, counted from the first business day following the merger (August 1, 2005), to go to the offices of BANCOLOMBIA and FIDUCOLOMBIA, which are listed at the end of this document, to request the class of shares of BANCOLOMBIA (common or preference) that they wish to receive in the exchange and decide on how to dispose of any resulting fractional shares of


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BANCOLOMBIA. Once this term expires, BANCOLOMBIA will carry out the exchange of the remaining shares, as explained below.

The suspension of trading of CONFINSURA shares on the Colombian Stock Exchange, which begins five business days before the spin-off date, will allow sufficient time to determine with certainty the shareholders of CONFINSURA that will have the right to receive shares of CORFINVERSIONES, the remaining spun-off entity of CORFINSURA, by virtue of the spin-off and of BANCOLOMBIA by virtue of the merger. This period will be sufficient to complete accounting operations registered on the last day of trading of CONFINSURA shares on the Colombian Stock Exchange (T+6) and will also be sufficient for the Colombian Stock Exchange and DECEVAL to deliver to CONFINSURA the information that will allow it to reflect the registry of shares of CORFINSURA as of the dates of the spin-off and the merger.



                               [GRAPHIC OMITTED]






A    CONVERSION OF CORFINSURA PRIVILEGED SHARES:

In accordance with the decisions adopted by the General Shareholders Meeting of CORFINSURA, which took place on March 28, 2005, all privileged shares of CORFINSURA were converted to common shares of CORFINSURA at a ratio of 1:1 on June 1, 2005.

Consequently, beginning on that date, the number of CORFINSURA common shares in circulation increased from 128,823,359 to 144,258,756. Dividends payable from that date forward would be the same for all shares of CORFINSURA.

B)   PARTIAL SPIN-OFF OF CORFINSURA:

In accordance with the spin-off project approved in the General Shareholders Meeting of CORFINSURA:

o CORFINSURA will spin-off part of its assets, liabilities and shareholders equity, to constitute a non-banking company name CORFINVERSIONES


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o    The shareholders that appear in the registry of shares of CORFINSURA at the time of the spin-off will have the right to receive shares of CORFINVERSIONES, at a ratio of 1:1

o As a result of the spin-off, the nominal value of CORFINSURA shares will go from $300.00 to $299.00

o    The nominal value of CORFINVERSIONES shares will be $1.00, and

o CORFINVERSIONES share certificates will not be issued. The shares will be registered in book-entry accounts at the National Registry of Securities and Intermediaries (Registro Nacional de Valores e Intermediarios) and will be traded on the Colombian Stock Exchange.

Under Resolution 571 of July 14, 2005, the Superintendency of Securities (Superintendencia de Valores) provides CORFINVERSIONES a maximum of 10 business days, starting from the date of the spin-off, to allocate to the shareholders of the new company the shares that they are entitled to as a result of the spin-off. The same resolution establishes that trading of CORFINVERSIONES shares may begin following that ten-day term.

B.1) Installment Operations:
     ----------------------

In relation to installment trades of shares of CORFINSURA that are registered before the date of the spin-off and scheduled to take effect after that date, the person who appears as the owner of the shares on CORFINSURA's registry of shares will be the seller. For this reason, the seller will have the right to receive CORFINVERSIONES shares that are issued as a result of the spin off.

Notwithstanding the above, in accordance with Article 3.5.2.3.6 of the General Regulations of the Colombian Stock Exchange (Reglamento General de la Bolsa de Valores de Colombia S.A.), on the day the installment trades take effect, it will be the responsibility of the broker-dealer of the seller to deliver the corresponding shares of CORFINVERSIONES to the buyer.

B.2) Repo Operations:
     ---------------

In accordance with Article 3.5.4.3.1 of the General Regulations of the Colombian Stock Exchange (Reglamento General de la Bolsa de Valores de Colombia S.A.), in relation to REPO operations (registered on CORFINSURA shares) that reach their term after the spin-off, CORFINVERSIONES shares issued as a result of the spin-off will belong to the initial seller, which will diminish the value of the guaranty that the initial seller granted in the form of a REPO.

This weakening of the guaranty provided through the REPO operation requires adjustment in accordance with the related instructions set forth by the Colombian Stock Exchange.

B.3) Seized or Pledged Shares:
     ------------------------

In relation to the CORFINSURA shares that are seized, pledged or encumbered by claims of a third party or burdened with any other lien at the time of the spin-off, the corresponding lien, encumbrance, seizure, claim or pledge will be registered on the CORFINVERSIONES shares that are issued in relation to those CORFINSURA shares.

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C.   MERGER OF CONAVI AND CORFINSURA WITH AND INTO BANCOLOMBIA

In accordance with the Merger Agreement signed by BANCOLOMBIA, CONAVI and CORFINSURA and approved by their respective General Shareholders Meetings:

o The merger will be consummated once the partial spin-off of CORFINSURA takes place;

o Beginning on the first business day following the Merger, through the execution of the corresponding public deed, and during the three months following that business day, shareholders of CONAVI and CORFINSURA will be able to choose the type of BANCOLOMBIA shares, common shares or preference shares, that they shall receive in the exchange; and

o In relation to the CONAVI and CORFINSURA shares that do not result in one whole share of BANCOLOMBIA:

     - CONAVI shareholders will be able to trade among themselves the fractional shares that result from the exchange calculations in order to obtain a whole number of BANCOLOMBIA shares. At the same time, CORFINSURA shareholders will be able to trade among themselves the fractional shares that result from the exchange calculations in order to obtain a whole number of BANCOLOMBIA shares.

     - The value of any remaining fractional shares will be paid out in cash to the shareholders according to the values derived in the independent technical study by BNP Paribas S.A., which served as the basis for establishing the applicable exchange ratios for the merger.

o In order to choose among these options, during the three-month period discussed above, the shareholders of CONAVI and CORFINSURA may present themselves at the offices of the fiduciary company FIDUCOLOMBIA S.A. or the offices of BANCOLOMBIA designated for this purpose, fill out the corresponding forms and deliver the respective certificates if the shares are not book-entry shares registered through DECEVAL.

o Three months after the Merger, BANCOLOMBIA will complete the exchange of remaining CONAVI and CORFINSURA shares, for which the registered holders did not exercise the aforementioned options, for common shares as explained below.

o From the day of the Merger, BANCOLOMBIA will continue to pay dividends related to profits from 2004 declared for future payment, as approved by the CONAVI and CORFINSURA General Shareholders Meetings, taking into account the exchange relationship among the entities. The CONAVI and CORFINSURA dividends that become payable after the day of the merger will coincide with common share dividends of BANCOLOMBIA, once the exchange takes effect. CONAVI and CORFINSURA will be required to transfer the necessary sums to BANCOLOMBIA so that BANCOLOMBIA may fulfill its obligations.

C.1) The Exchange Process:
     --------------------

Following the procedures set forth in the Merger Agreement, beginning with the first business day after the merger and during the subsequent three months, the CONAVI and CORFINSURA shareholders will be able to exercise the proposed options, as detailed below.


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Procedure established for the shareholders of CORFINSURA

1. The shareholder, either individually or through his representative or proxy, will have to exercise the exchange of all of his CORFINSURA shares in one act. Should he not provide the necessary documentation, or be unable to make any of the necessary decisions, the process will be canceled until the shareholder, or his representative or proxy, presents himself at one of the designated offices with all the required documents and makes a definitive decision on all issues under his consideration.

2. Authority--The shareholder, his representative or his proxy must identify himself and certify the capacity under which he acts (with documentation of identity, a certificate of existence and legal representation or any other document that demonstrates his capacity as a legal representative, a loan agreement that gives the creditor the ability to make decisions about pledged shares, or a power of attorney that demonstrates his capacity as a proxy).

For purposes of the exchange, any broker or dealer should act under a special power of attorney from the shareholder that should refer to all of the shares of the holder for which it intends to act, whether the shares of the holder be represented by physical certificates or by book-entry registration through DECEVAL, and whether there are other depositaries with respect to these shares or not. A deposit agreement or administration agreement will not be accepted as proof of authority to act with respect to the shares.

3. An agent of BANCOLOMBIA or FIDUCOLOMBIA will inform the shareholder or whoever acts in his name of the number of shares in physical certificates and/or book-entry registrations that appear under his name in the system.

4. Following the established exchange ratio, which is the same for both common shares and preference shares of BANCOLOMBIA, the shareholder will receive physical certificates representing the common or preference shares, at his option, to which he is entitled as a result of the exchange for his CORFINSURA shares represented by physical certificates, and at his option, common or preference shares from BANCOLOMBIA deposited with DECEVAL for his CORFINSURA shares that are deposited with DECEVAL at the time of the exchange.

5. Any shareholder who so desires will be able to receive common or preference shares from BANCOLOMBIA in book-entry form deposited with DECEVAL in exchange for his CORFINSURA shares represented by physical certificates when the exchange is effected through a broker or dealer, who will act as a depositor of the shares and who shall, at the moment of exchange: (i) supply the DECEVAL account number to which these shares should be accredited and (ii) deliver the shares.

6. Under no circumstances will any physical certificates representing common or preference shares of BANCOLOMBIA be given in exchange for book-entry CORFINSURA shares.

7. In the case where a shareholder holds both physical certificates and book-entry form shares of CORFINSURA (currently 114 shareholders are in this situation), the exchange will first be realized with respect to the book-entry shares deposited with DECEVAL and, thereafter, with respect to the shares represented by physical certificates.


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8.   In accordance with the above, the shareholder or his representative should:

     a.  Submit physical certificates representing undeposited shares.

     b. Decide which type of book-entry BANCOLOMBIA shares (common or preference shares) are desired in exchange for book-entry CORFINSURA shares.

     c. Decide which type of physical certificate BANCOLOMBIA shares he desires in exchange for CORFINSURA shares represented by physical certificates (maintaining the option to receive deposited shares in accordance with subsection 5, above).

     d.  Provide instructions regarding the dividend payment by BANCOLOMBIA.

     e. Dispose of any resulting fractional shares in the following manner: (i) By requesting to transfer all or a part of the fractional shares held to one or more CORFINSURA shareholders, (ii) by requesting that the fractional shares be paid out with the next dividend payment or (iii) by requesting a cash payment.

9. In accordance with the proposal approved at BANCOLOMBIA's General Shareholders Meeting regarding the issuance of stock required to realize the exchange for the merger, BANCOLOMBIA will proceed to issue and deliver to the shareholder the number of common or preference shares to which he is entitled under the exchange. This number will be issued in his name within 10 business days from the time his request was made.

o The resulting common or preference shares of BANCOLOMBIA represented by physical certificates can be claimed by the shareholder in the same office where the exchange was requested from the tenth business day after the request forward.

o The resulting common or preference shares of BANCOLOMBIA deposited with DECEVAL will be credited to the shareholder's DECEVAL account within 10 business days following the day the exchange request was made.

FIDUCOLOMBIA will daily provide DECEVAL with information relative to exchanges of book-entry shares that occur each day and, subsequently, the corresponding support necessary to perform these operations.

Procedure established for the shareholders of CONAVI

CONAVI has a small number of shareholders. No CONAVI shares have been deposited with DECEVAL and none are traded on the Colombian Stock Exchange.

The exchange by shareholders of CONAVI will be performed through FIDUCOLOMBIA, in the same manner indicated for the CORFINSURA shareholders, except in relation to book-entry shares of CORFINSURA deposited with DECEVAL.


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C.2) Exchange of Remaining Shares:
     ----------------------------

In accordance with the Merger Agreement signed by BANCOLOMBIA, CONAVI and CORFINSURA, three (3) months after the formalization of the merger, BANCOLOMBIA will exchange the CONAVI and CORFINSURA shares whose registered holders did not participate in the exchange for common shares. To do so, BANCOLOMBIA:

(a) Will create physical certificates representing BANCOLOMBIA common shares to which these shareholders are entitled in exchange for their shares of CONAVI and CONFISURA represented by physical certificates and will enter these exchanges in the respective company's ledger,

(b) Will instruct DECEVAL to record the BANCOLOMBIA common shares to which shareholders that appear as registered holders of book-entry shares of CORFINSURA are entitled in the accounts of those shareholders, and

(c) Will make available an amount of cash corresponding to the value of the remainder of any CONAVI shares and/or CORFINSURA shares that do not amount to the equivalent value of one whole BANCOLOMBIA share to shareholders in the designated BANCOLOMBIA offices.

C.3) Installment Operations:
     ----------------------

With regard to installment trades of CORFINSURA shares registered prior to the formalization of the merger and completed after that date, the registered holder in CORFINSURA's stockholder registry will be the seller. Therefore, the seller will have the right to participate in the exchange, receive any shares issued as a result of the merger and dispose of any resulting fractional shares.

Notwithstanding the above, in accordance with Article 3.5.2.3.6 of the General Regulations of the Colombian Stock Exchange (Reglamento General de la Bolsa de Valores de Colombia S.A.), on the day the installment trades take effect, it will be the responsibility of the broker-dealer of the seller to deliver the corresponding shares of BANCOLOMBIA and the value of any resulting fractional shares to the buyer.

Upon completion of the merger, to determine the value of the shares subject to each installment trade, the Colombian Stock Exchange will consider the price of the shares subject to each installment trade to be the lesser value of the resulting amount of either BANCOLOMBIA common shares or BANCOLOMBIA preference shares obtained when CORFINSURA shares are converted in accordance with the exchange ratio established for the merger.

C.4) REPO Operations:
     ---------------

With regards to REPO operations that are registered for shares of CORFINSURA and mature after the completion of the merger, taking into account that the maximum period between registration of shares for REPO operations and the repurchase date of those shares is 90 calendar days and, as a result, all REPO terms will terminate before the end of the three months during which the exchange can be consummated, operations will proceed in the following manner:

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     o   Upon completion of the merger, to determine the value of the shares subject to each REPO operation, the Colombian Stock Exchange will consider the price of the shares subject to each REPO operation to be the lesser value of the resulting amount of either BANCOLOMBIA common shares or BANCOLOMBIA preference shares obtained when CORFINSURA shares are converted in accordance with the exchange ratio established for the merger.

     o Shares of CORFINSURA subject to REPO operations will not be permitted to participate in the exchange before the expiration of the applicable REPO term.

     o FIDUCOLOMBIA will receive instructions relating to the exchange of these shares and how to dispose of any fractional shares from the initial seller.

     o At the end of the REPO term, DECEVAL will inform FIDUCOLOMBIA that the repurchase operation has been successfully completed.

     o FIDUCOLOMBIA will take steps towards finalizing the exchange and disposing of any fractional shares according to the instructions of the initial seller (if any).

     o The repurchase will be registered with the shares of BANCOLOMBIA that result from the exchange.

     o If the shares are not repurchased by the initial seller, the buyer should exchange the shares before entering into any trade of these shares on the Colombian Stock Exchange.

C.5) Seized or Pledged Shares:
     ------------------------

In relation to CORFINSURA or CONAVI shares that are currently seized, pledged or encumbered by claims of a third party or any other lien at the moment of the merger, the corresponding lien, encumbrance, seizure, claim or pledge will be registered with respect to the BANCOLOMBIA shares that are issued in exchange for the same.

With regard to the exchange of shares that have been seized, instructions will be received from the registered holder of the shares.

With regard to the exchange of pledged shares, BANCOLOMBIA will need to review the loan agreement to determine whether the shareholder or the creditor is authorized to decide which type of shares should be received upon exchange, as only instructions received from the person who is authorized in the loan agreement to make such decisions shall be followed.

D. TITLES OFFERED AS A GUARANTY FOR INSTALLMENT TRADES AND REPO OPERATIONS REGISTERED ON CORFINSURA SHARES

The Colombian Stock Exchange will require the replacement of the securities offered as collateral for installment trades and REPO operations on CORFINSURA shares upon completion of the merger in accordance with article 3.5.2.2.7 of the regulations of the Colombian Stock Exchange.

E.  TRADING OPERATIONS FOR CORFINSURA SHARES NOT LISTED ON THE STOCK EXCHANGE

With regards to the transactions covered by the Superintendency of Securities External Circular 7 of 1998 that are made with respect to shares of CORFINSURA, the following actions shall be taken:


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(i)     Sale and donation of shares: With regard to the sale or donation of shares of CORFINSURA related to trades of which the relevant issuer is notified before the spin-off and merger, the corresponding change in ownership shall be recorded in the share registries of CORFINSURA and CORFINVERSIONES. The new holder will have the right to submit the shares for exchange.

After the spin-off and merger, no request for the update of the share registry of CORFINSURA shares will be permitted. Any voluntary transfer of shares must relate to the shares of CORFINVERSIONES or BANCOLOMBIA.

(ii) Transactions that are not sales or donation of shares: Transfers of which the issuer is notified relating to transactions other than sales or donations of shares (whether through inheritance, judicial orders, mergers, spin-offs, dissolution of assets and liabilities, division of marital assets and/or commercial liquidation) prior to the completion of the merger and during the three-month term established for the exchange will be recorded in the share registries of CORFINSURA and CORFINVERSIONES.

Upon completion of the exchange period established for the merger, any such transfers of which the issuer is notified will be understood to refer to the corresponding common shares of BANCOLOMBIA in relation to the exchange and to the corresponding shares of CORFINVERSIONES in relation to the spin-off.

F.  DEFINITIVE CANCELLATION OF THE ISIN DESIGNATED FOR THE CORFINSURA SHARES

As soon as the exchange of shares has been completed, DECEVAL will be instructed to terminate the ISIN relating to the common shares of CORFINSURA.

Although the trade of CORFINSURA shares will not be permitted once the merger is formalized, it is necessary to maintain the ISIN for the CONFINSURA shares and update the register for those shares during the three-month period established for the exchange and through its completion, because the register will be used by DECEVAL to register the corresponding book-entry shares of BANCOLOMBIA that relate to the exchange in each of the accounts credited to the respective beneficial holder.

Additionally, note that the title holders of CORFINSURA's shares shown in this registry may vary after the completion of the spin-off and merger, in the case of transactions referred to in External Circular 7 of 1998 by the Superintendency of Securities and stock market transactions completed in the period between the formalization of the merger and the end of the three-month period established for the exchange.


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G.  OFFICES OF FIDUCOLOMBIA AND BANCOLOMBIA DESIGNATED FOR EXCHANGING SHARES

The shareholders of CORFINSURA can effect the exchange in any of FIDUCOLOMBIA's offices throughout the country or in BANCOLOMBIA's branches listed below.

BANCOLOMBIA BRANCHES                                    CITY
Antiguo Contry                                          Bogota
Astrocentro                                             Cali
Avenida Bolovariana                                     Medellin
Avenida Santander                                       Manizales
Avenida el Poblado                                      Medellin
Barrio Ricaurta                                         Bogota
Bucaramanga                                             Bucaramanga
Calasanz                                                Medellin
Cali                                                    Cali
Calle Nueva                                             Medellin
Carabobo                                                Medellin
Carrera Octava                                          Bogota
Carrera Primera                                         Cali
Cartagena                                               Cartagena
Centro Coltejer                                         Medellin
Centro Internacional                                    Bogota
Ecopetrol                                               Bogota
Envigado                                                Envigado
Grancentro                                              Barranquilla
Isla Ovide                                              Medellin
Itagui                                                  Itagui
Laureles                                                Medellin
Niza                                                    Bogota
Oviedo                                                  Medellin
Palmira                                                 Palmira
Pereira                                                 Pereira
Slitre                                                  Bogota
Santa Marta                                             Santa Marta
Unicentro Bogota                                        Bogota

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